UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2024

Lottery.com Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38508	No. 81-1996183
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20808 State Hwy 71 W, Unit B Spicewood, Texas	78669
(Address of Principal Executive Offices)	(Zip Code)

(737) 309-4500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LTRY	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $230.00	LTRYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13 (a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Acquisition of S&MI, Ltd.

As reported on form 8-K, filed February 21, 2024, on February 15, 2024, Lottery.com, Inc. (the “Company”) had entered into a Memorandum of Understanding (the “MOU”) with S&MI Ltd. (dba “SportLocker.com”).

On August 14, 2024, as attached hereto as Exhibit 10.1, the Company issued a press release stating that the acquisition of S&MI, Ltd. (dba SportsLocker.com) is now scheduled to close by September 1, 2024.

On August 14, 2024, the Company finalized an agreement for the acquisition of S&MI, Ltd. with its shareholders (the ““Share Purchase and Sale Agreement”), wherein the Purchase Price is the total equivalent One Million Dollars USD ($1,000,000.00) in restricted stock units of common shares in the Company. (the “Payment-In-Kind”) fixed at Three Dollars USD ($3.00) per share (the “Fixed Price”). Purchase Price is to be paid out over five payments on the following schedule:

(a)	First Payment: One Hundred Fifty Thousand Dollars ($150,000.00) in restricted stock units of the Company, (50,000 shares, the “First Payment”) issued on the first business day following the closing of the transaction on September 1, 2024 (the “Completion Date” and the “First Issuance Date”). The restricted stock units of common shares of the Company underlying the First Payment shall fully vest on the First Issuance Date and shall include full piggyback registration rights for the shareholders of S&MI, Ltd.;

(b)	Second Payment: Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares of the Company (70,833 shares, the “Second Payment”) on the thirty-first (31st) day following the expiration of ninety (90) days after the Completion Date (the “Second Issuance Date”). These restricted stock units of common shares shall fully vest on the Second Issuance Date, and shall be restricted for a period of twelve (12) months immediately following the Completion Date;

(c)	Third Payment: Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares of the Company (70,833 shares, the “Third Payment”) on the thirty-first (31st) day following the expiration of one hundred eighty (180) days after the Completion Date (the “Third Issuance Date”). These restricted stock units of common shares shall fully vest on the Third Issuance Date, and shall be restricted for a period of eighteen (18) months immediately following the Completion Date;

(d)	Fourth Payment: Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares of the Company (70,833 shares, the “Fourth Issuance”) on the thirty-first (31st) day following the expiration of two hundred seventy (270) days after the Completion Date (the “Fourth Issuance Date”). These restricted stock units of common shares shall fully vest on the Fourth Issuance Date and shall be restricted for a period of twenty-four (24) months immediately following the Completion Date; and

(e)	Fifth and Final Payment: Two Hundred Twelve Thousand Five Hundred Dollars ($212,500.00) in restricted stock units of common shares of the Company (70,833 shares, the “Fifth and Final Payment”) on the thirty-first (31st) day following the expiration of three hundred sixty-five days (365) days after the Completion Date (the “Fifth and Final Issuance Date”). These restricted stock units of common shares shall fully vest on the Fifth and Final Issuance Date and shall be restricted for a period of thirty (30) months immediately following the Completion Date.

In the event that the closing price of the restricted stock units of common shares of the Company to be issued to the shareholders of S&MI, Ltd. is lower than the Fixed Purchase Price on the six (6) month anniversary of any issuance date of said shares (collectively the “Anniversary Issuance Price”), then the Fixed Purchase Price shall be adjusted downward to the volume-weighted average price (“VWAP”) of the common stock for the five (5) consecutive trading days immediately preceding the six (6) month anniversary date of said issuance date. Accordingly, the Company shall be obligated to tender to the shareholders of S&MI, Ltd. additional restricted stock units of common shares of the Company to make up the difference between the Fixed Purchase Price and the Anniversary Issuance Price.

The foregoing description of the Share Purchase and Sale Agreement is not complete and is qualified in its entirety by the full text of the Share Purchase and Sale Agreement, which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Share Purchase and Sale Agreement
10.2	Press Release Dated August 14, 2024
10.3	Press Release Dated August 20, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lottery.com Inc.

By:	/s/ Matthew McGahan
Name:	Matthew McGahan
Title:	Chief Executive Officer

August 20, 2024